Exhibit 99.1



Thursday January 29, 8:35 am Eastern Time

Company Press Release

SOURCE: United Dominion Realty Trust

United Dominion Realty Trust Announces Rights Plan

RICHMOND, Va., Jan. 29 /PRNewswire/ -- United Dominion Realty Trust, Inc. (NYSE:
UDR news) announced today that its Board of Directors has adopted a Shareholder Rights Plan, which is similar to other plans adopted by most large public companies. Details of the Plan are contained in a separate letter that will be mailed to all shareholders of the Company in the near future. A spokesman for the Company indicated that the Plan was not adopted in response to any specific takeover effort, and the Board is not aware of any such effort.

United Dominion owns apartment homes in 224 communities in the Mid- Atlantic, Southeast and Southwest.

SOURCE: United Dominion Realty Trust